Exhibit 99.1

WaferGen Bio-systems Awarded 1 Million Euro Grant by the Luxembourg Government to expand its European Operations

FREMONT, Calif., September 18, 2012 /PRNewswire/ -- WaferGen Bio-systems, Inc. (OTCBB: WGBS) announced today the award of a 1 million Euro matching grant by the Luxembourg government to expand its European operations, headquartered in Luxembourg.  The first tranche of 350,000 Euros is expected to be received this quarter and will defray start-up and personnel costs.  WaferGen has started to recruit sales, support and technical personnel and plans to eventually establish research and diagnostic capabilities in Luxembourg.

“This grant will help us expand our European sales activities and enable us to provide regional support and service capabilities,” said Ivan Trifunovich, President and CEO.  “We are grateful to receive this support from the government of Luxembourg and are looking forward to being a part of the country’s growing biotechnology sector.”

“Luxembourg has made significant progress in developing effective innovation networks with healthcare and biotechnology being one of the strategic areas of investment.  We are pleased to support WaferGen and the innovative technology it has developed,” said Etienne Schneider, Minister of the Economy and Foreign Trade of the Grand-Duchy of Luxembourg.  “We believe its capabilities will complement the other life science initiatives in Luxembourg, including the collaboration with the Integrated Biobank of Luxembourg.”

About WaferGen and the SmartChip Real-Time PCR System

WaferGen Bio-systems, Inc. is an innovative life science company that offers the SmartChip Real-Time PCR System—a next-generation genetic analysis platform for profiling and validating molecular biomarkers. It provides a range of high-throughput capabilities including microRNA and mRNA gene expression profiling as well as single nucleotide polymorphism (SNP) genotyping.

For additional information, please see: http://www.wafergen.com

Forward Looking Statements

This press release contains certain “forward-looking statements.”  Such statements include statements relating to the expected timing of the receipt of matching funds, the expected expansion of the Company’s activities in Europe, the expected growth of the biotechnology sector, the expected benefits to the Company of collaborations, and other statements relating to future events which are not historical facts, including statements which may be preceded by the words “will,” “believe” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the control of the Company. Actual results may differ materially from the expectations contained in the forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. Security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

WaferGen Contact:
John Harland
john.harland@wafergen.com
510-780-2395